EXHIBIT 10 (e)

                                  KNIGHT RIDDER

                            LONG-TERM INCENTIVE PLAN

                     (As amended effective January 1, 2000)

INTRODUCTION AND OVERVIEW

The Knight Ridder Long-term Incentive Plan (the "Plan") is intended to motivate and reward senior executives for creating shareholder value that is equal to or greater than that created by other leading newspaper companies. Specific Plan objectives include:

         o Focus participants on total shareholder return ("TSR"), defined as stock appreciation plus dividends (assuming that dividends are reinvested in Knight Ridder stock)

         o Link rewards to the level of TSR achieved as well as to Knight Ridder's TSR relative to that of other companies that comprise the S&P Publishing/Newspaper Index

         o Provide participants the opportunity to earn compensation commensurate with performance, including superior rewards for superior performance

The Plan covers a single three-year period, from 2000 through 2002. Early in the period, participants will receive grants of restricted shares of Knight Ridder stock. Vesting of these shares will depend on the TSR for Knight Ridder stock from December 1999 through December 2002 compared to the TSR for the stock of the other companies in the S&P Publishing/Newspaper Index during the same period. Depending on the TSR for Knight Ridder relative to that of the comparison companies, anywhere between 0 and 100% of the restricted shares will vest.

If and when vesting occurs, participants will have the right to sell the shares. Upon vesting, participants will also receive a payment (in either cash or stock) equal to the dividends that were paid on the vested shares between January 1, 2000 and December 31, 2002, as well as any additional value that would have accrued if each of those dividends had been invested in Knight Ridder stock on the last business day of the quarter in which it was paid. Unvested shares will be forfeited, and no dividend-related payments will be made on them.

PLAN ADMINISTRATION

The Plan will be administered by the Compensation Committee of the Knight Ridder Board of Directors (the "Committee"). The Committee has the authority to interpret the provisions of the Plan and to make any rules and regulations necessary to administer the Plan. The Committee's decision is final in all matters of judgment pertaining to the Plan, and the Committee may, without notice, amend, suspend or revoke the Plan.

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PARTICIPATION

Participants will include selected officers whose participation is approved by the Committee based on the Committee's assessment of their ability to have significant impact on Knight Ridder's TSR.

Participants can be added up until December 31, 2001 (i.e., as long as there is at least one year of the performance measurement period remaining) in the event of promotions or new hires who meet the participation criteria.

GRANT SIZE

The value of the shares granted to each initial participant will equal 75% of the individual's salary as of January 1, 2000 for each year of the Plan. The number of shares granted will equal this value divided by the average daily closing price of Knight Ridder's stock during December 1999.

If a participant is added to the Plan after the initial grant is made, the value of the shares at grant will be reduced from three times 75% of salary on a pro rata basis to reflect the number of full calendar months in the period of participation. The salary to be used for this purpose shall be the annual rate of salary in effect for the participant as of the first day of the month in which the award is made. The stock price for computing the number of shares shall be the average daily closing price of KR stock during the last completed calendar month prior to the making of the award.

VESTING

As long as Knight Ridder's TSR is positive, the percentage of restricted shares that vest will be determined based on the relationship between Knight Ridder's TSR and the TSR of the five companies (other than Knight Ridder) in the S&P Publishing/Newspaper Index. If Knight Ridder's TSR is not positive, then no shares will vest, regardless of relative positioning.

The five other companies in the S&P Publishing/Newspaper Index are Dow Jones & Company, Inc., Gannett Co., Inc., The New York Times Company, The Times Mirror Company, and Tribune Company. The median will equal the middle-ranked TSR of the five companies. The 100th percentile will equal the top performing company. The 75th percentile will equal the second top performing company. If any of the five Companies in the S&P Publishing Newspaper Index changes substantially or is no longer part of the Index at the end of the performance period, then the median comparison shall be with the five Companies that then make up the S&P Publishing Index.

If one or more of these companies changes substantially or no longer exists by the end of the performance measurement period, the Committee will decide on the companies that will be used for the relative TSR comparison.

TSR for each company will equal compound annual price appreciation plus dividends, assuming the dividends were reinvested in the company's stock at the end of each quarter in which a dividend is paid. The beginning stock price for

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each company will equal the average daily closing price for December 1999, and the ending stock price will equal the average daily closing price for December 2002. The attached document entitled "Calculation of Total Shareholder Return" describes the procedure for calculating compound annual TSR and illustrates the approach with examples.

If Knight Ridder's TSR is positive, then the relationship between vesting and TSR relative to the peer TSR will be as follows:

         o      No shares vest if TSR is below the peer median

         o      15% of the shares vest if TSR is equal to the peer median.

         o 100% of the shares vest if TSR is at the 90th percentile of the peer TSR or higher. The 90th percentile performance is three-fifths of the way between the 75th and 100th percentiles.

         o Linear interpolation will be used to determine the number of shares that vest for TSR between median and the 90th percentile.

All TSR calculations for purposes of the Plan will be rounded to one decimal point.

Once shares have vested, participants are free to either continue to hold them or to sell them. Participants may not assign their awards under the Plan before the awards have vested.

OTHER PLAN FEATURES

         TERMINATION

Plan participation will end and vesting rights will be forfeited if a participant dies, becomes disabled, or retires on or before the end of the first year of the performance measurement period (i.e., December 31, 2000). If death, disability or retirement occurs on or after January 1, 2001, then vesting will occur on the same date as for participants who continue to be employed through the end of the performance measurement period, but on a pro rata basis to reflect the percentage of the three-year period that was worked. Participants will receive a form to complete designating a beneficiary in the event of death on or after January 1, 2001.

Termination for reasons other than death, disability, or retirement will result in immediate forfeiture of vesting rights and termination of participation in the Plan.

         DIVIDEND-RELATED PAYMENTS

In January 2003, the vesting percentage for the shares will be calculated. If shares have vested, the payments due to participants associated with the dividends will be paid. The amount of these payments will be determined by calculating the number of shares that would result from the reinvestment of dividends on one share of KR stock (as described in the attached document under

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the heading "Calculating the Impact of the Reinvestment of Dividends") and
multiplying this amount by the number of shares which have vested. The Committee, in its discretion, shall determine whether the amount so calculated will be paid in cash or shares of KR stock. If payment is to be made in stock, Knight Ridder will deliver to the participant the number of shares of KR stock resulting from the above calculation, plus cash in lieu of any fractional share. If payment is to be made in cash, or to determine the cash equivalent of a fractional share, the KR shares will be valued using the average daily closing price of the KR stock during December 2002. Required tax amounts will be withheld.

         EMPLOYMENT RIGHTS

The Plan does not constitute a contract of employment, nor does participation in this Plan guarantee participation in any other plan.

         ANTI-DILUTION PROVISION

In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, rights offer, merger, consolidation, spin-off, sale of assets, payment of an extraordinary dividend, or any other change in or affecting the corporate structure or capitalization of Knight Ridder, each restricted share then subject to an award under the Plan shall be converted into, exchanged for, or credited with the number and kind of securities or property into which each outstanding share of Knight Ridder common stock shall be deemed to be converted or exchanged or which shall be deliverable with respect to each outstanding share of Knight Ridder common stock as a result of such event, and the provisions of this Plan shall continue to apply to such substituted securities or property.